Exhibit 99.1

Live Ventures Announces Fiscal 2020 Financial Results

LAS VEGAS, January 13, 2021 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its fiscal year ended September 30, 2020. The company reported revenues of $191.7 million, net income of $10.9 million, and basic EPS (earnings per share) of $6.40. The company also reported operating income of $20.4 million, representing an increase of 527% over the same period last year. During the 2020 fiscal year, the company repurchased 236,908 shares of its common stock at an average price of $7.01 per share.

At September 30, 2020, the company reported total assets of $197.2 million and total liabilities of $153.5 million. Stockholders’ equity stood at $43.9 million, or $25.75 per basic common share1. At September 30, 2020, the company had cash and availability under its various lines of credit $37.7 million.

The Company completed two significant acquisitions in 2020, Lonesome Oak in January and Precision Marshall in July.

“For fiscal 2020 overall, Live Ventures recorded a strong performance,” said Jon Isaac, Live Ventures’ President and CEO. “In a time of pandemic lockdowns, political turmoil, and social unrest, our companies took strategic actions to make acquisitions and grow, or as conditions required, to retrench and take advantage of closures to streamline operations. In the summer, we purchased Precision Marshall, an iconic specialty steel company and one of the nation’s premier suppliers of pre-finished tool steels. This followed on the heels of our acquisition of Lonesome Oak Trading Company, a complement to Marquis Industries that brings significant operations and cost synergies. For a short period, the impact of Covid-19 depressed demand and production for carpets and flooring, but all told, Marquis Industries generated higher sales thanks to new product development and revenue contribution from the Lonesome Oak team. To our advantage, people staying at home invested significant dollars in new carpet and hardwood flooring.

“In retail, the Covid-19 pandemic forced our Vintage Stock stores to close for an average of 45 days. Vintage Stock took advantage of those closures to implement effective cost cutting initiatives, including reducing store hours and headcount, cutting rent, and improving the efficiency of processes. Here too, the crisis had a bright side: the shuttering of arenas, theaters, and other out-of-home venues raised demand for Vintage Stock’s new and used in-home entertainment merchandise.

“Summing up,” Mr. Isaac concluded, “despite the year’s headwinds, Live Ventures rose to the challenge, responded well, and came out ahead.”

Highlights of fiscal 2020 include:

•	Revenues of $191.7 million;
•	Gross profit of $75.3 million;
•	Operating income of $20.4 million, up 527% over the same period in the prior fiscal year;
•	Decrease in interest expense of 17% compared to the same period in the prior fiscal year;
•	Earnings per basic share of $6.40;
•	Repurchase of 236,908 shares of common stock at an average price of $7.01 per share; and
•	Net cash provided by operating activities of $28.8 million.

Non-GAAP Financial Information

Live Ventures believes that stockholders’ equity per basic common share provides an additional tool for investors to use in evaluating the company’s operating results and trends, and therefore we are providing in this press release stockholders’ equity per basic common share, which is not a measure of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, stockholders’ equity per basic common share should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. This measure should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share data, and other financial data prepared in accordance with GAAP.

The Company defines stockholders’ equity per basic common shares as total stockholders’ equity divided by basic weighted average common shares outstanding for the period. A reconciliation of the Company’s net income per basic common share per GAAP to stockholders’ equity per common share is included in the Non-GAAP Measure Reconciliation provided at the end of this press release.

[1]	For a reconciliation of shareholders’ equity per basic common share, see the Non-GAAP Measure Reconciliation at the end of this press release.

About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with several wholly owned subsidiaries and a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Precision Marshall, the company manufactures and sells steel in four product categories: Deluxe Alloy Plate, Deluxe Tool Steel Plate, Precision Ground Flat Stock, and Drill Rod. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer’s doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a company-owned retail store in Columbus, Ohio operating under the name ApplianceSmart®. All Live Ventures companies are rooted in their local communities where they contribute to the local economy and serve as responsible corporate neighbors.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source:  Live Ventures Incorporated

LIVE VENTURES INCORPORATED

UNAUDITED NON-GAAP MEASURE RECONCILIATION

(dollars in thousands, except per share)

For the Year Ended September 30, 2020
Net income applicable to common stock	$10,927
Basic weighted average common shares outstanding	1,706,561
Basic earnings per share	$6.40

As of September 30, 2020
Net income applicable to common stock	$10,927
Common Stock	2
Paid in capital	64,472
Treasury stock common	(4,098)
Treasury stock Series E	(7)
Accumulated deficit as of September 30, 2019	(27,335)
Total stockholders’ equity	$43,940
Weighted average common shares outstanding	1,706,561
Stockholders’ equity per basic common share	$25.75